                                                                   EXHIBIT 1
                          DESCRIPTION OF CAPITAL STOCK
     The Company's authorized capital stock consists of (i) 50,000,000 shares of Class A Common Stock, $.01 par value, (ii) 15,000,000 shares of Class B Common Stock, $.01 par value, and (iii) 3,000,000 shares of Preferred Stock, $.10 par value. Upon completion of this Offering, the Company will have 5,000,000 outstanding shares of Class A Common Stock and 6,250,000 outstanding shares of Class B Common Stock and no outstanding shares of preferred stock (assuming the Underwriters' over-allotment option is not exercised).
     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and Delaware Law. Reference is made to such exhibit and Delaware Law for a detailed description of the provisions thereof summarized below.

Common Stock

     The Company's Class A Common Stock and Class B Common Stock are equal in all respects except for voting rights, conversion rights of the Class B Common Stock and as required by law, as discussed more fully below.

  Voting Rights; Conversion of Class B Common Stock to Class A Common Stock
     The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are subject to the following provisions. Holders of Class A Common Stock have one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share except as described below. Holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware Law. There is no cumulative voting with respect to the election of directors. In the event any shares of Class B Common Stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A Common Stock. In addition, if the total number of shares of Common Stock held by members of the Smith Group is less than 15% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be reclassified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the classes of Common Stock.
     Notwithstanding the foregoing, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the Board of Directors of the Company or proposed by or on behalf of holders of the Class B Common Stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of the Company constituting a (a) "going private" transaction, (b) sale or other disposition of all or substantially all of the Company's assets, (c) sale or transfer which would cause the nature of the Company's business to be no longer primarily oriented toward automobile dealership operations and related activities or (d) merger or consolidation of the Company in which the holders of the Common Stock will own less than 50% of the Common Stock following such transaction. A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group,
(ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any member of the Smith Group is an officer partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (iii) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of Common Stock held by or subject to such trust or arrangement, (iv) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.
     As used in this Prospectus, the term the "Smith Group" consists of the following persons: (i) Mr. Smith and his guardian, conservator, committee, or attorney-in-fact; (ii) William S. Egan and his guardian, conservator, committee, or attorney-in-fact; (iii) each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators,

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committees or attorneys-in-fact; and (iv) each "Family Controlled Entity" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (iii) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group. For a discussion of the effects of the disproportionate voting rights of the Common Stock, see "Risk Factors -- Concentration of Voting Power and Antitakeover Provisions."
     Under the Company's Certificate and Delaware Law, the holders of Class A Common Stock and/or Class B Common Stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to the Company's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

  Dividends

     Holders of the Class A Common Stock and the Class B Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, provided, that dividends paid in shares of Class A Common Stock or Class B Common Stock shall be paid only as follows: shares of Class A Common Stock shall be paid only to holders of Class A Common Stock and shares of Class B Common Stock shall be paid only to holders of Class B Common Stock. The Company's Certificate provides that if there is any dividend, subdivision, combination or reclassification of either class of Common Stock, a proportionate dividend, subdivision, combination or reclassification of the other class of Common Stock shall simultaneously be made.

  Other Rights

     Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of the Company, holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets available for distribution to holders of Common Stock after payment in full of creditors. No shares of any class of Common Stock are subject to a redemption or a sinking fund. All outstanding shares of Common Stock are, and all shares offered by this Prospectus will be, when sold, validly issued, fully paid and nonassessable.
  Transfer Agent and Registrar
     The Company has appointed First Union National Bank as the transfer agent and registrar for the Class A Common Stock. The Company has not appointed a transfer agent for the Class B Common Stock.

Preferred Stock

     No shares of preferred stock are outstanding. The Company's Certificate authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock in one or more series and to establish such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Class A Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Risk Factors -- Concentration of Voting Power and Anti-takeover Provisions."
     The issuance of any series of preferred stock, and the relative designations, rights, preferences and limitations of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Prospectus, there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise Agreement Provisions
     Certain provisions of Delaware Law and of the Company's Certificate and Bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

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